Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005, except for Note 11, as to which the date is March 15, 2007 relating to the financial statements, which appears in SPARTA, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Orange County, California
June 6, 2007